Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)     Registration Statement (Form S-3ASR No. 333-219720) of American Homes 4 Rent;

(2)     Registration Statement (Form S-8 No. 333-190349) pertaining to the American Homes 4 Rent 2012 Equity Incentive Plan; and

(3)    Registration Statement (Form S-3ASR No. 333-210103) pertaining to the sale of Class A common shares by selling shareholders;

of our report dated September 18, 2017 (except for Notes 17 and 18 as to which the date is December 1, 2017), with respect to the consolidated financial statements and schedule of American Homes 4 Rent, L.P. and Subsidiaries included in this Current Report (Form 8-K/A) of American Homes 4 Rent dated December 1, 2017.

/s/ Ernst & Young LLP

Los Angeles, California
December 1, 2017